News Release

Release Date: Tuesday, June 8, 2004

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President and
              Chief Financial Officer

Phone:        (315) 366-3702

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        Oneida Financial Corp. Board Authorizes Stock Repurchase Program
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Oneida, NY, June 8, 2004 - Oneida Financial Corp. (NASDAQ:ONFC), announced today that it will be commencing a stock repurchase program to acquire up to 250,000 shares of the Company's common stock, which represents approximately 3.3% of the common stock outstanding.

     Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. stated, "The Board of Directors considers the Company's common stock to be an attractive investment, particularly in view of the current price at which the common stock is trading relative to the Company's earnings per share and book value per share." The repurchase program is expected to be completed over the next twelve months. Mr. Kallet further stated, "We view the repurchase of our stock as an excellent opportunity to deliver long-term value to our shareholders."

     Oneida Financial Corp. reported total assets at March 31, 2004 of $426.7 million and shareholders' equity of $51.8 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank and the Bailey, Haskell & LaLonde Agency, an insurance and financial services company. Oneida Savings Bank was established in 1866 and operates eight full-service banking offices in Madison and Oneida counties.